Exhibit 99.1

For Immediate Release	Contact: Bradford Nelson
President
Wednesday, February 28, 2018	Telephone: (303) 339-0500

Royal Hawaiian Orchards L.P. To Sell its Brands and Macadamia Snack Business

HILO, HI, February 28, 2018 – Royal Hawaiian Orchards, L.P. (the “Partnership”) (OTCQX: NNUTU), has entered into a definitive agreement through its wholly-owned subsidiary, Royal Hawaiian Macadamia Nut, Inc. (“Royal”), to sell its brands and macadamia snack business to MacFarms, LLC (“MacFarms”). MacFarms will acquire all assets currently owned by Royal that are used in the marketing and retail sale of macadamia nuts under Royal’s trademark and trade-name brands, including but not limited to the Royal Hawaiian Orchards brand, for 11,220,242 fully paid ordinary shares, approximately 13% of the shares outstanding, in Buderim Group Limited (ASX:BUG), the parent company of MacFarms. The Partnership will also enter into a supply agreement to sell kernel at international prices as well as agreements to process each other’s wet-in-shell nuts as needed and to explore joint investment in a processing facility in Hawaii.

In 2012, the Partnership established Royal to sell its bulk kernel and to supply its newly developed line of macadamia snacks under the brand name ROYAL HAWAIIAN ORCHARDS®, which together made up its branded products segment. In the first half of 2017, the Partnership began focusing more on its bulk macadamia kernel business with sales into Europe, Asia and the US. With the sale of its brands and the macadamia snack business, the Partnership will focus on its orchard business and on sales of macadamia kernel from its orchards and other Hawaiian orchards to MacFarms and other customers worldwide at prices higher than can be obtained by selling wet-in-shell in Hawaii.

Scott Wallace, Executive Vice President of Branded Products at Royal, and the team based in California will transition to MacFarms which, after acquisition of the brands and snack business, will become the market leader in the continental US of branded macadamia nuts with the support of the two largest growers in Hawaii. Bradford Nelson, CEO of the Partnership said, “We are excited to become a major shareholder of Buderim, and look forward to supporting its growth by ensuring that we continue to invest in optimizing and expanding our production capacity and capability.”

This press release may contain forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These include, among others, statements regarding MacFarms and ROYAL HAWAIIAN ORCHARDS® products becoming the market leader in the continental US, the Partnership focusing on selling macadamia kernel from its orchards and other Hawaiian orchards worldwide, investments in optimizing and expanding the Partnerships production capacity and capability, which statements are based on certain assumptions and forecasts. The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

The Partnership is one of the leading growers and processors of macadamia nuts in the world, processing and marketing macadamia nuts in-shell and bulk kernel form.